                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                             eVENTURES GROUP, INC.,

                           eVENTURES HOLDINGS, L.L.C.,

                              IEO HOLDINGS LIMITED,

                           INFINITY INVESTORS LIMITED,

                               MICK Y. WETTREICH,

                  THE PURCHASERS LISTED ON SCHEDULE 1-A HERETO

                                       AND

             THE CONTRIBUTING PERSONS LISTED ON SCHEDULE 1-B HERETO















                               SEPTEMBER 22, 1999

                                                 TABLE OF CONTENTS



                                                                                                                Page
                                                                                                                ----

ARTICLE I         DEFINITIONS.............................................................................        1

ARTICLE II        THE TRANSACTIONS........................................................................        4
         2.1      Stock Sale..............................................................................        4
         2.2      Asset Sale..............................................................................        4
2.3               The Merger and the Surviving Entity.....................................................        5
                  2.3.1    Merger.........................................................................        5
                  2.3.2    Certificate of Formation.......................................................        5
                  2.3.3    Operating Agreement............................................................        5
                  2.3.4    Management of Surviving Entity.................................................        5
                  2.3.5    Officers.......................................................................        5
         2.4      Effectiveness of Merger.................................................................        5
                  2.4.1    Articles of Merger.............................................................        5
                  2.4.2    Effective Date.................................................................        5
         2.5      Exchange Mechanics......................................................................        5
                  2.5.1    Exchange of Securities.........................................................        5
                  2.5.2    Redemption of Management Shares................................................        6
                  2.5.3    Records........................................................................        6
                  2.5.4    Stock Certificates.............................................................        6
                  2.5.5    Fractional Shares..............................................................        6
         2.6      Securities Law Matters..................................................................        6
                  2.6.1    Private Offering...............................................................        6
                  2.6.2    Blue Sky Filings...............................................................        7
         2.7      Further Assurances......................................................................        7

ARTICLE III       REPRESENTATIONS AND WARRANTIES..........................................................        7
         3.1      Representation and Warranties of IEOH...................................................        7
                  3.1.1    Organization of IEOH...........................................................        7
                  3.1.2    Capitalization.................................................................        7
                  3.1.3    Subsidiaries...................................................................        7
                  3.1.4    Real Estate....................................................................        7
                  3.1.5    Authority Relative to the Closing Documents; Enforceability....................        7
                  3.1.6    Title to Assets................................................................        8
                  3.1.7    Material Contracts.............................................................        8
                  3.1.8    Labor Matters..................................................................        8
                  3.1.9    Compliance with Other Instruments; Consents....................................        8
                  3.1.10   Financial Statements; Undisclosed Liabilities..................................        8
                  3.1.11   Taxes..........................................................................        9
                  3.1.12   Litigation.....................................................................        9
                  3.1.13   Brokerage......................................................................        9
                  3.1.14   Permits........................................................................        9
         3.2      Representations and Warranties of eVentures, Merger Sub and the Principal Stockholder...        9
                  3.2.1    Organization of eVentures and Merger Sub; Foreign Qualification................        9
                  3.2.2    Capitalization; Ownership of Transferred Shares................................        9
                  3.2.3    Subsidiaries...................................................................       10
                  3.2.4    Real Estate....................................................................       10
                  3.2.5    Authority Relative to the Closing Documents; Enforceability....................       10
                  3.2.6    Title to Assets................................................................       11
                  3.2.7    Material Contracts.............................................................       11
                  3.2.8    Labor Matters..................................................................       11


                  3.2.9    Compliance with Other Instruments; Consents....................................       11
                  3.2.10   Financial Statements...........................................................       11
                  3.2.11   Litigation.....................................................................       12
                  3.2.12   Brokerage......................................................................       12
                  3.2.13   Permits........................................................................       12
                  3.2.14   SEC Documents..................................................................       12
                  3.2.15   Absence of Certain Changes or Events...........................................       12
                  3.2.16   Taxes..........................................................................       12
                  3.2.17   Compliance with Law and Government Regulations.................................       13
                  3.2.18   Trade Names and Rights.........................................................       13
                  3.2.19   No Disqualifying Orders........................................................       13
                  3.2.20   Bank Accounts..................................................................       13
                  3.2.21   HSR............................................................................       13
                  3.2.22   Transactions with Affiliates...................................................       13
                  3.2.23   Stock Price Manipulation.......................................................       13
                  3.2.24   Nasdaq SmallCap Market Eligibility.............................................       13
                  3.2.25   Investment Company Act.........................................................       13
                  3.2.26   Integration....................................................................       14
                  3.2.27   SEC Correspondence.............................................................       14
                  3.2.28   Full Disclosure................................................................       14
         3.3      Representations and Warranties of Infinity..............................................       14
                  3.3.1    Organization of Infinity.......................................................       14
                  3.3.2    Authorization..................................................................       14
                  3.3.3    Title to Assets................................................................       14
                  3.3.4    Brokerage......................................................................       14
         3.4      Representations and Warranties of Contributing Persons (other than Infinity)............       14
                  3.4.1    Authorization..................................................................       14
                  3.4.2    Title to Assets................................................................       14
                  3.4.3    Axistel Contributions..........................................................       14
ARTICLE IV        ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES......................................       15
         4.1      Filing with Securities and Exchange Commission..........................................       15
         4.2      Brokers or Finders......................................................................       15

ARTICLE V         CLOSING DELIVERIES......................................................................       15
         5.1      The Closing.............................................................................       15
         5.2      Deliveries by eVentures and the Principal Stockholder...................................       15
                  5.2.1    Certified Resolutions..........................................................       15
                  5.2.2    Charter Documents..............................................................       15
                  5.2.3    Account Transfer Documents.....................................................       15
                  5.2.4    Registration Rights Agreement..................................................       15
                  5.2.5    Transferred Shares.............................................................       15
                  5.2.6    Merger Shares..................................................................       16
                  5.2.7    Additional Shares..............................................................       16
                  5.2.8    Certificate of Merger..........................................................       16
                  5.2.9    Resignations...................................................................       16
         5.3      Deliveries by Purchasers................................................................       16
                  5.3.1    Corporate Approvals............................................................       16
                  5.3.2    Purchase Price.................................................................       16
                  5.3.3    Investment Letter..............................................................       16
                  5.3.4    Stockholder Consent............................................................       16
         5.4      Deliveries by Contributing Persons......................................................       16
                  5.4.1    Corporate Approvals............................................................       16
                  5.4.2    Contributing Persons' Assets...................................................       16
                  5.4.3    Axistel Books and Records......................................................       16

                                       ii



                  5.4.4    [Reserved].....................................................................       17
                  5.4.5    Axistel Options................................................................       17
                  5.4.6    [Reserved].....................................................................       17
                  5.4.7    Investment letter..............................................................       17
                  5.4.8    Letter of Transmittal..........................................................       17
                  5.4.9    Registration Rights Agreement..................................................       17
                  5.4.10   Stockholder Consent............................................................       17
         5.5      Deliveries by IEOH......................................................................       17
                  5.5.1    Necessary Corporate Approvals..................................................       17
                  5.5.2    Redemption of IEOH Management Shares...........................................       17
                  5.5.3    Investment letter..............................................................       17
                  5.5.4    Registration Rights Agreement..................................................       17
                  5.5.5    Letter of Transmittal..........................................................       17
                  5.5.6    Stockholder Consent............................................................       17
                  5.5.7    Certificate of Merger..........................................................       17
         5.6      Other Deliveries........................................................................       17
                  5.6.1    Stock Options..................................................................       17
                  5.6.2    Employment Agreements..........................................................       17
                  5.6.3    Repayment of Axistel Indebtedness..............................................       17
         5.7      Infinity Contribution...................................................................       18

ARTICLE VI        SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION.........................................       18
         6.1      Representations to Survive Closing......................................................       18
         6.2      Indemnification.........................................................................       18
         6.3      Enforcement of Indemnification Rights...................................................       18
                  6.3.1    Notification...................................................................       18
                  6.3.2    Disputes.......................................................................       18
                  6.3.3    Time Limit.....................................................................       18
                  6.3.4    Litigation Procedure...........................................................       18
                  6.3.5    Waiver of Rights of Contribution or Similar Rights.............................       19
         6.4      Remedies Cumulative.....................................................................       19

ARTICLE VII       MISCELLANEOUS...........................................................................       19
         7.1      Notices.................................................................................       19
         7.2      Assignability and Parties in Interest...................................................       20
         7.3      Expenses................................................................................       20
         7.4      Governing Law...........................................................................       20
         7.5      Counterparts............................................................................       20
         7.6      Headings................................................................................       20
         7.7      Pronouns, Etc...........................................................................       20
         7.8      Complete Agreement......................................................................       20
         7.9      Modifications, Amendments and Waivers...................................................       20
         7.10     Severability............................................................................       20

APPENDICES
DESCRIPTION

Appendix A                 Letter of Transmittal

Appendix B                 Investment Letter

Appendix C                 Registration Rights Agreement

Appendix D                 1999 Stock Option Plan

Appendix E                 Amended and Restated Bylaws of eVentures

Appendix F                 Stockholder Consent



SCHEDULES
DESCRIPTION

Schedule 1-A          List of Purchasers; Purchase Price and Share Allocation

Schedule 1-B          List of Contributing Persons; Contributed Assets and Share
                       Allocations

Schedule 2.3.5        Officers of Surviving Entity

Schedule 3.1.3        IEOH Investments

Schedule 3.1.7        IEOH Material Contracts

Schedule 3.1.10       IEOH Financial Statements

Schedule 3.2.14       eVentures SEC Documents

Schedule 3.2.18       eVentures Exceptions to Trade Names and Rights

Schedule 3.2.20       eVentures Bank Accounts

Schedule 3.2.22       eVentures Affiliate Agreements

Schedule 5.2.1        Directors of eVentures Upon Closing; Option Grants

Schedule 5.2.3        Authorized Signatories for eVenture's Bank Accounts

Schedule 5.3.2        Wire Transfer Instructions for Principal Stockholder

Schedule 5.4.2        Wire Transfer Instructions for Infinity Contribution

Schedule 5.4.5        Axistel Replacement Options

Schedule 5.6.2        Persons to Receive Employment Agreements Upon Closing

                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION ("AGREEMENT") has been made and entered into as of this 22nd day of September, 1999, among eVENTURES GROUP, INC., a Delaware corporation ("eVENTURES"), eVENTURES HOLDINGS, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of eVentures ("MERGER SUB"), IEO HOLDINGS LIMITED, a NeVis, West Indies corporation ("IEOH"), INFINITY INVESTORS LIMITED, a NeVis, West Indies corporation ("INFINITY"), MICK
Y. WETTREICH, an individual resident of London, England (the "PRINCIPAL Stockholder"), the persons listed on Schedule 1-A to this Agreement (collectively, the "PURCHASERS"), and the persons listed on Schedule 1-B to this Agreement (collectively, together with Infinity, are herein sometimes collectively referred to as the "CONTRIBUTING PERSONS," whether one or more).

                                R E C I T A L S:

         A. The parties hereto desire to effect a reorganization (the "REORGANIZATION") pursuant to which the Purchasers will purchase from the Principal Stockholder an aggregate of 8,500,000 shares (the "TRANSFERRED SHARES") of the common stock of eVentures, par value $0.00002 per share (the "eVENTURES STOCK"), to be purchased by each Purchaser in the amounts and for the consideration set forth in Schedule 1-A attached hereto (the "STOCK SALE"), and immediately thereafter each of the following transactions will occur simultaneously: (i) IEOH will be merged with and into Merger Sub (the "MERGER"), with Merger Sub continuing as the surviving entity under the laws of the State of Delaware, and (ii) the Contributing Persons will sell or contribute certain of his or its assets to eVentures (the "ASSET SALE") in exchange for the number of shares of eVentures Stock to be issued by eVentures as set forth in Schedule 1-B attached hereto.

         B. The respective Boards of Directors or Managers of eVentures, Merger Sub and IEOH, and each Contributing Person and Purchaser that is a corporation or limited liability company, have determined that it is in the best interests of each entity and its respective stockholders or members that the Reorganization be consummated in the manner and on the terms and conditions set forth herein.

         C. Pursuant to the Stock Sale, the Principal Stockholder will sell, and the Purchasers will collectively purchase, the Transferred Shares.

         D. Pursuant to the Asset Sale, the Contributing Persons will transfer certain of their respective assets (including (a) cash and (b) securities in or indebtedness of (i) e.Volve Technology Group, Inc., a NeVada corporation formerly known as Orix Global Communications, Inc. ("e.VOLVE"), and (ii) Axistel Communications, Inc., a Delaware corporation ("AXISTEL")), to eVentures in exchange for shares of eVentures Stock.

         E. Pursuant to the Merger, the outstanding shares of IEOH (the "IEOH SHARES") will be converted into the right to receive shares of eVentures Stock, as further provided herein.

         F. The respective Boards of Directors or Managers of eVentures, Merger Sub and IEOH desire to effectuate the Merger as a tax free reorganization for United States federal income tax purposes.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto agree as follows and do thereby adopt this Agreement and Plan of Reorganization.

                                   ARTICLE I.
                                   DEFINITIONS

         The terms defined in this Article (except as otherwise expressly provided in this Agreement) for all purposes of this Agreement shall have the respective meanings specified in this Article.


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 1 eVENTURES GROUP, INC.

         "AFFILIATE" shall mean any entity controlling or controlled by another person, under common control with another person, or controlled by any entity which controls such person.

         "AGREEMENT" shall mean this Agreement, and all the exhibits, schedules and other documents attached to or referred to in the Agreement, and all amendments and supplements, if any, to this Agreement.

         "AXISTEL COMMON STOCK" shall mean the shares of common stock of Axistel.

         "CLOSING" shall mean the meeting of the parties at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time.

         "CLOSING DATE" shall mean September 22, 1999, or such other date as agreed in writing to by the parties on which the Closing occurs.

         "CLOSING DOCUMENTS" shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement.

         "CODE" shall mean the Internal Revenue of 1986, or any successor law, and regulations issued by the Internal Revenue Service pursuant to the Internal Revenue Code or any successor law.

         "DEBENTURES" shall mean those certain debentures, as amended, renewed and/or extended, which have been issued pursuant to that certain Securities Purchase Agreement dated as of June 11, 1998, by and between Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve) and Infinity, a 50% interest in which has been participated/assigned by Infinity to IEOH, including the following (a) Amended and Restated $7,050,000 Debenture dated April 15, 1999, and executed by Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve), in favor of Infinity, which represents a consolidation of three separate debentures: (i) $6,000,000 Debenture dated June 11, 1998, executed by Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve), in favor of Infinity; (ii) $850,000 Debenture dated August 19, 1998, executed by Orix Global Communications, a Nevada corporation (now known as e.Volve), in favor of Infinity; and (iii) $200,000 Debenture dated April 15, 1999, executed by Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve), (b) $390,000 Debenture dated February 9, 1999, and executed by Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve), in favor of Infinity, (c) $500,000 Debenture dated April 29, 1999, and executed by Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve), in favor of Infinity, and (d) $100,000 Debenture dated April 30, 1999, and executed by Orix Global Communications, Inc., a Nevada corporation (now known as e.Volve), in favor of Infinity.

         "ENCUMBRANCE" shall mean any charge, claim, encumbrance, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership other than (a) liens for taxes not yet due and payable, or (b) liens that secure the ownership interests of lessors of equipment.

         "e.VOLVE COMMON STOCK" shall mean the shares of common stock of e.Volve.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         "GAAP" shall mean generally accepted accounting principles applied in a manner consistent with prior periods.

         "INVESTMENT LETTER" shall mean the investment letter in the form attached hereto as Appendix B.

         "LETTER OF TRANSMITTAL" shall mean a letter of transmittal in the form attached hereto as Appendix A.



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 2 eVENTURES GROUP, INC.

         "MATERIAL ADVERSE EFFECT" means any change (individually or in the aggregate) in the general affairs, management, business, goodwill, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to the designated party.

         "ORDINARY COURSE OF BUSINESS" shall mean actions consistent with the past practices of the designated party which are similar in nature and style to actions customarily taken by the designated party and which do not require, and in the past have not received, specific authorization by the Board of Directors of the designated party.

         "PERMITS" shall mean any permit, license, exemption, order or approval of any federal, state or local governmental entity necessary for the conduct of the designated party's respective business as currently conducted.

         "PROPOSED PLACEMENT" means eVentures' proposed private offering of up to $1.5 million of preferred stock (convertible into shares of common stock of eVentures at $5.00 per share) and of up to $1.5 million of common stock at an offering price of $2.00 per share.

         "REGISTRATION RIGHTS AGREEMENT" shall mean the Registration Rights Agreement in the form attached hereto as Appendix C.

         "SEC" shall mean the Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "TAXES" shall include federal, state and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

         "TRANSACTIONS" shall mean the Reorganization contemplated by this Agreement, together with each of the other transactions contemplated by the Closing Documents, including, without limitation, the Merger, the Asset Sale and the Stock Sale.

         "WARRANTS" shall mean those Common Stock Purchase Warrants, collectively, which are described as follows: (a) that certain Common Stock Purchase Warrant No. 1 ("WARRANT NO. 1"), dated as of April 15, 1999, executed by Orix Global Communications, Inc., now known as e.Volve Technology, Inc., a Nevada corporation, in favor of Infinity Investors Limited, or its assigns, as the holder thereunder granting such holder the right to acquire up to 170 fully paid and nonassessable shares of e.Volve Common Stock upon the terms and conditions therein specified, and (b) that certain Common Stock Purchase Warrant No. 2 ("WARRANT NO. 2"), dated as of April 15, 1999, executed by Orix Global Communications, Inc., now known as e.Volve Technology, Inc., a Nevada corporation, in favor of IEO Holdings Limited, or its assigns, as the holder thereunder, granting such holder the right to acquire up to 170 fully paid and nonassessable shares of e.Volve Common Stock upon the terms and conditions therein specified.



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 3 eVENTURES GROUP, INC.

         Terms Defined in Other Sections. The following terms are defined elsewhere in this Agreement in the following Sections:


                  Term                                               Section
                  ----                                               -------

                  Affiliate Agreements........................       3.2.22
                  Asset Sale..................................       Recitals
                  Axistel.....................................       Recitals
                  Contributing Persons........................       Introduction
                  Contributing Persons' Assets................       2.2
                  DLLCA.......................................       2.3.1
                  Effective Date..............................       2.3.1
                  eVentures...................................       Introduction
                  eVentures Financial Statements..............       3.2.10.1
                  eVentures SEC Documents.....................       3.2.14
                  eVentures Stock.............................       Recitals
                  e.Volve.....................................       Recitals
                  IEOH........................................       Introduction
                  IEOH Financial Statements...................       3.1.10
                  IEOH Investments............................       3.1.3
                  IEOH Management Shares......................       2.5.2
                  IEOH Participating Shares...................       2.5.1.1
                  IEOH Shares.................................       Recitals
                  IEOH Stockholders...........................       2.5.4
                  Insolvency/Equity Exceptions................       3.1.5
                  Merger......................................       Recitals
                  Merger Sub..................................       Introduction
                  Merger Sub Interests........................       2.5.1.2
                  Nasdaq-SCM..................................       3.2.24
                  Nevis Law...................................       2.4.1
                  1999 Stock Option Plan......................       5.2.1
                  Principal Stockholder.......................       Introduction
                  Purchase Price..............................       2.1
                  Purchasers..................................       Recitals
                  Regulation D................................       2.6.1
                  Reorganization..............................       Recitals
                  Stock Sale..................................       Recitals
                  Surviving Entity............................       2.3.1
                  Transferred Shares..........................       Recitals


                                  ARTICLE II.
                                THE TRANSACTIONS

         2.1. STOCK SALE. Subject to the terms and conditions of the Closing Documents, the Principal Stockholder hereby sells, transfers and delivers to the Purchasers, and the Purchasers hereby collectively purchase and accept, the number of Transferred Shares set forth beside such Purchasers' name on Schedule 1-A hereto, in consideration for an aggregate purchase price payable by the Purchasers to the Principal Stockholder of TWO HUNDRED THOUSAND DOLLARS ($200,000) ("PURCHASE PRICE"), payable by each Purchaser in the respective portion of the Purchase Price set forth beside such Purchaser's name on Schedule 1-A hereto.

         2.2. ASSET SALE. Subject to the terms and conditions of the Closing Documents and subject to and immediately following the consummation of the Stock Sale, the Contributing Persons hereby sell, transfer and deliver to eVentures, to the extent owned by such Contributing Person, and eVentures hereby purchases and

--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 4 eVENTURES GROUP, INC.

accepts, all of the assets described in Schedule 1-B (collectively, the "CONTRIBUTING PERSONS' ASSETS"), in exchange for the number of shares of eVentures Stock set forth in Schedule 1-B attached hereto.

         2.3. THE MERGER AND THE SURVIVING ENTITY.

              2.3.1. Merger. Upon the date on which the Merger is to be effective, as determined pursuant to Section 2.4.2 hereof (the "EFFECTIVE DATE"), (a) IEOH shall be merged with and into Merger Sub, (b) Merger Sub shall be the Surviving Entity (the "SURVIVING ENTITY"), (c) the separate existence of IEOH shall cease and all rights, privileges, powers, immunities and franchises of IEOH shall be automatically vested in Merger Sub, and (d) the existence of Merger Sub shall continue unaffected and unimpaired by the Merger, with all of the rights, privileges, immunities and powers, and subject to all of the duties and liabilities of a limited liability company organized under, the Delaware Limited Liability Company Act (the "DLLCA"). All real and personal property of IEOH, tangible and intangible, of every kind and description, shall become vested in Merger Sub and all liabilities, claims and obligations of IEOH may be enforced against Merger Sub, all without further action or deed by any party hereto. In all other respects, the effect of the Merger shall be as set forth in the DLLCA.

              2.3.2. Certificate of Formation. The Certificate of Formation of Merger Sub shall be and remain the Certificate of Formation of the Surviving Entity following the Effective Date, until the same shall be altered or amended.

              2.3.3. Operating Agreement. The Operating Agreement of Merger Sub shall be the Regulations of the Surviving Entity following the Effective Date, until the same shall be altered or amended.

              2.3.4. Management of Surviving Entity. From and after the Effective Date, the Surviving Entity shall be managed by its members, as provided in the Operating Agreement of the Surviving Entity.

              2.3.5. Officers. From and after the Effective Date, the officers of the Surviving Entity shall consist of the persons listed on Schedule 2.3.5 holding the respective office(s) listed opposite such person's name, until their respective successors shall be duly elected or appointed and qualified.

         2.4. EFFECTIVENESS OF MERGER.

              2.4.1. Articles of Merger. Promptly following the execution of this Agreement by all parties hereto, IEOH and Merger Sub shall cause appropriate Articles of Merger to be executed and filed with the Registrar of Companies of the Island of Nevis as provided in Section 90(5) of the Nevis Business Corporation Ordinance (the "NEVIS LAW") and with the Secretary of State of the State of Delaware, as provided in Section 18-209 of the DLLCA.

              2.4.2. Effective Date. The Merger shall become effective following the consummation of the Stock Sale immediately upon the filing of the Articles of Merger referred to in Section 2.4.1 hereof with the Registrar of Companies of the Island of Nevis and with the Secretary of State of the State of Delaware.

         2.5. EXCHANGE MECHANICS.

              2.5.1. Exchange of Securities. On the Effective Date, by virtue of the Merger and without any action on the part of any stockholder:

                     2.5.1.1. Each non-voting, redeemable, participating share of IEOH (the "IEOH PARTICIPATING SHARES") outstanding immediately prior to the Effective Date shall be converted into the right to receive 14,763.475 shares of eVentures Stock, subject to upward adjustment in accordance with Section 2.5.5 below.

--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 5 eVENTURES GROUP, INC.

                     2.5.1.2. The membership interests of Merger Sub ("MERGER SUB INTERESTS") outstanding immediately prior to the Effective Date shall be converted into one (1) duly issued, validly authorized, fully paid and nonassessable membership interest of the Surviving Entity, so that thereafter eVentures will be the sole and exclusive owner of all outstanding membership interests or other securities of the Surviving Entity.

                     2.5.1.3. The Surviving Entity shall be the owner of all of the business, rights, assets and other attributes of, or held by, either IEOH or Merger Sub.

              2.5.2. Redemption of Management Shares. Immediately before or simultaneously with the Merger, such voting, non-redeemable, non-participating shares of IEOH (the "IEOH MANAGEMENT SHARES") outstanding prior to the Effective Date shall be redeemed by IEOH from the owners of such IEOH Management Shares for an aggregate of $1.00, and as a result, there will be no IEOH Management Shares outstanding at the time the Merger takes effect.

              2.5.3. Records. For the purposes of this Agreement, the stock transfer books of IEOH shall be closed as of the Effective Date, and no transfer of record of any shares of IEOH Participating Shares or IEOH Management Shares shall take place after the Effective Date.

              2.5.4. Stock Certificates. On or immediately after the Effective Date, each holder of IEOH Participating Shares (the "IEOH STOCKHOLDERS") shall be entitled to receive a certificate or certificates representing the number of whole shares of eVentures Stock into which their IEOH Participating Shares shall have been converted and exchanged in the Merger. Upon the surrender by a holder of record of certificates representing IEOH Participating Shares (the "IEOH CERTIFICATES") for cancellation to eVentures, together with a duly executed Letter of Transmittal, the holder of an IEOH Certificate shall be entitled to receive and exchange therefor the number of shares of eVentures Stock determined pursuant to Section 2.5.1.1 above. Until surrendered as contemplated by this
Section 2.5.4, each IEOH Certificate shall be deemed from and after the Effective Date to represent only the right to receive upon surrender the eVentures Stock issuable pursuant to the Merger contemplated by this Agreement. Neither eVentures nor any party hereto shall be liable to the holder of IEOH Participating Shares for any amount paid to a public official as required by any applicable abandoned property, escheat or similar law. If any IEOH Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of the fact by the person claiming such IEOH Certificate to be lost, stolen or destroyed, eVentures will issue and exchange for such lost, stolen or destroyed IEOH Certificate the number of shares of eVentures Stock issuable pursuant to the Merger contemplated by this Agreement, without the requirement that any bond or other security be posted in connection with such affidavit of lost IEOH Certificate.

              2.5.5. Fractional Shares. No certificates or scrip representing fractional shares of eVentures Stock shall be issued as a consequence of the Merger and, in lieu thereof, each IEOH Stockholder otherwise entitled to a fraction of a share of eVentures Stock shall have his, her or its stock certificate representing eVentures Stock rounded up to the nearest whole share.

         2.6. SECURITIES LAW MATTERS.

              2.6.1. Private Offering. Each Purchaser, Contributing Person and IEOH Stockholder understands that the eVentures Stock to be issued and delivered to them pursuant to terms of this Agreement or the Merger will not be registered under the Securities Act but will be issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act and/or Regulation D promulgated by the SEC thereunder ("REGULATION D") or, with regard to sales by the Principal Stockholder to each Purchaser, in reliance upon exemptions available for resales by affiliates in private transactions, and that eVentures is relying upon the truth and accuracy of the representations set forth in the Investment Letter delivered concurrently with the execution of this Agreement. Each certificate of eVentures Stock issued to each Purchaser, Contributing Person or IEOH Stockholder pursuant to terms of this Agreement or the Merger shall bear the following legend:

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AGREEMENT AND PLAN OF REORGANIZATION - PAGE 6
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

              THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED UNLESS THEY ARE SO REGISTERED OR, IN THE OPINION OF COUNSEL ACCEPTABLE TO THIS CORPORATION, SUCH TRANSFER IS EXEMPT FROM REGISTRATION. FURTHER, THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD UNDER RULE 144 PRIOR TO SEPTEMBER 21, 2001 OTHER THAN IN COMPLIANCE WITH THE REGISTRATION RIGHTS AGREEMENT DATED SEPTEMBER 22, 1999.

         eVentures shall give instructions to its transfer agent consistent with the foregoing legend.

              2.6.2. Blue Sky Filings. eVentures shall promptly institute and diligently prosecute such proceedings before, and make such filings with, such state regulatory agencies as may be necessary or appropriate in connection with, or preliminary to, the issuance of eVentures Stock to be issued to each Purchaser, Contributing Person or IEOH Stockholder pursuant to the terms of this Agreement or the Merger and any solicitation of such persons for their approval of this Agreement and the transactions related hereto.

        2.7. FURTHER ASSURANCES. If at any time after the Effective Date, eVentures or the Surviving Entity shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity its right, title or interest in, to or under any of the rights, properties or assets of IEOH acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out the Transactions, the officers of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of IEOH or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties or assets in the Surviving Entity or otherwise to carry out the purposes of this Agreement.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

         3.1. REPRESENTATIONS AND WARRANTIES OF IEOH. IEOH represents and warrants to eVentures as follows:

              3.1.1. Organization of IEOH. IEOH is a business corporation, duly organized, validly existing, and in good standing under the laws of the Island of Nevis, West Indies, and has all requisite corporate power, franchises and licenses to own its property and conduct the business in which it is engaged.

              3.1.2. Capitalization.

                     3.1.2.1. IEOH has an authorized capital stock consisting of
              IEOH Participating Shares, of which one thousand (1,000) shares are issued and outstanding, and IEOH Management Shares, of which one (1) share is issued and outstanding. All of the IEOH Participating Shares and the IEOH Management Share have been validly issued, fully paid and are non-assessable.

                     3.1.2.2.IEOH does not have outstanding subscriptions,
              options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating IEOH to issue, or to transfer from treasury, any shares of its capital stock of any class or kind, or securities convertible into such stock.

              3.1.3. Subsidiaries. IEOH does not directly or indirectly have any wholly-owned subsidiaries. Schedule 3.1.3 sets forth a description of each material equity investment IEOH holds as of the date of this

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

         Agreement in any corporation, partnership, joint venture or other business entity (the "IEOH INVESTMENTS"). IEOH holds the IEOH Investments free and clear of any Encumbrance.

              3.1.4. Real Estate. IEOH does not own any real estate or any interest in any real estate. IEOH does not lease any real estate from or to any person.

              3.1.5. Authority Relative to the Closing Documents; Enforceability. IEOH has the requisite corporate power and authority to execute and deliver the Closing Documents and, subject to the adoption of the Agreement by the holders of the IEOH Management Shares, to consummate the Transactions. The execution and delivery of the Closing Documents by IEOH, and the consummation by IEOH of the Transactions, have been duly authorized by the Board of Directors of IEOH and, subject to the adoption of the Agreement by the holders of the IEOH Management Shares, no other corporate action on the part of IEOH is necessary to authorize the execution and delivery by IEOH of the Closing Documents and the consummation by it of the Transactions. The Closing Documents executed by IEOH are the legal, valid and binding obligations of IEOH, enforceable against IEOH in accordance with their respective terms, except insofar as its enforcement may be limited by
         (a) bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors, rights generally and (b) equitable principles limiting the availability of equitable remedies (collectively, the "INSOLVENCY/EQUITY EXCEPTIONS"). All persons who execute the Closing Documents on behalf of IEOH will have been duly authorized to do so.

              3.1.6. Title to Assets. IEOH has good and marketable title in and to the IEOH Investments, which constitute all assets owned by IEOH as of the date hereof, which assets and properties are free and clear of any Encumbrance.

              3.1.7. Material Contracts. Schedule 3.1.7 hereto identifies the following contracts, leases and other obligations to which IEOH is a party or by which it is bound and which are not identified elsewhere in any other Schedule to this Agreement: (a) contracts with or loans to any of IEOH's stockholders, officers or directors; (b) secured and unsecured loans and lines of credit evidencing indebtedness owed by IEOH; (c) contracts restricting IEOH from doing business in any areas or in any way limiting competition; (d) contracts calling for aggregate payments by IEOH in excess of $50,000 and which are not terminable without cost or liability on notice of 60 days or less; and (e) guarantees by IEOH of the obligations of any other party. Except as disclosed on Schedule 3.1.7, IEOH has, in all material respects, performed or complied with all material obligations required on its part to be performed or complied with through the date hereof under any of such contracts, obligations or commitments to which it is a party or otherwise bound and no default has occurred thereunder, whether waived or not waived, which could reasonably be expected to have a Material Adverse Effect. All parties to such contracts, obligations or commitments with IEOH are in substantial compliance therewith and no event has occurred which, through the giving of notice or the passage of time or both, would cause or constitute a material default under any such contracts, obligations or commitments, or would cause the acceleration of any obligation of any party thereto. Copies of the contracts listed or referred to in Schedule 3.1.7 have been or will promptly be delivered or made available to eVentures.

              3.1.8. Labor Matters. There are presently no employment or consulting contracts with or covenants against competition by, any present or former employees of IEOH. IEOH does not have any employees.

              3.1.9. Compliance with Other Instruments; Consents. Neither the execution of any Closing Document, nor the consummation of the Transactions, will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of IEOH under any provision of any provision of the Articles of Incorporation, Bylaw, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment,

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


         decree, statute, ordinance, regulation or any other restriction of any kind or character to which IEOH is subject or by which IEOH is bound, or require the consent of any third party or governmental agency.

              3.1.10. Financial Statements; Undisclosed Liabilities. IEOH has delivered to eVentures the financial statements of Axistel Communications, Inc. and e.Volve Technology Group, Inc. (formerly known as Orix Global Communications, Inc.) attached as Schedule 3.1.10 hereto (the "IEOH FINANCIAL STATEMENTS"). IEOH has no assets or operations other than the IEOH Investments. Except for IEOH's investment in i2v2.com, Inc. of approximately $2.1 million (representing, at the time of the investment, an approximate 21% interest in i2v2 on a "fully diluted" basis at that time) for which no financial statements are available, the IEOH Financial Statements fairly present, in all material respects, the properties, assets and results of operations of the entities in which IEOH holds the IEOH Investments as of the dates and for the periods indicated. IEOH has not received notice of any liabilities or claims of any nature, whether absolute, accrued, unmatured, contingent or otherwise, other than as set forth on the IEOH Financial Statements.

              3.1.11. Taxes.

                      3.1.11.1. IEOH either (a) has timely filed with the
              appropriate taxing authority all Tax and information returns required to have been filed by IEOH or (b) has timely filed for any required extensions with regard to such returns. All Taxes of IEOH have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of IEOH. The returns were correct when filed.

                      3.1.11.2. IEOH has not received any notice of any pending
              investigations of IEOH concerning any Tax returns by any federal, state or local taxing authority. There are no federal, state, local or foreign Tax liens upon any of IEOH's assets.

              3.1.12. Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending against IEOH nor is IEOH subject to any existing judgment which might affect the financial condition, business, property or prospects of IEOH; nor has IEOH received any inquiry from an agency of the federal or of any state or local government about the Transactions, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

              3.1.13. Brokerage. No broker or finder has rendered services to IEOH in connection with the Transactions.

              3.1.14. Permits. IEOH does not have any Permits nor is it required to maintain any Permits.

         3.2. REPRESENTATIONS AND WARRANTIES OF eVENTURES, MERGER SUB AND THE PRINCIPAL STOCKHOLDER. eVentures, Merger Sub and the Principal Stockholder hereby jointly and severally represent and warrant to IEOH, the IEOH Stockholders, the Contributing Persons and the Purchasers that:

              3.2.1. Organization of eVentures and Merger Sub; Foreign Qualification. Each of eVentures and Merger Sub is duly organized, validly existing, and in good standing under the laws of the state of Delaware and has all requisite corporate power, franchises, and licenses to own its property and conduct the business in which it is engaged. Each of eVentures, Merger Sub and the Principal Stockholder have the full power and authority (corporate or otherwise) to execute, deliver and perform their respective obligations under this Agreement and the Closing Agreements to which it is a party. Complete copies of eVenture's and Merger Sub's Certificate of Incorporation or Articles of Organization, Bylaws or Regulations, minutes, transfer records and agreements, if any, among some or all of the stockholders of eVentures have been delivered or made available to IEOH, the Purchasers and the Contributing Persons. eVentures is duly qualified and in good standing as a foreign corporation in every jurisdiction in which


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eVENTURES GROUP, INC.

         such qualification is necessary, except to the extent the failure to be so qualified is not reasonably expected to result in a Material Adverse Effect.

              3.2.2. Capitalization; Ownership of Transferred Shares.

                     3.2.2.1. eVentures has an authorized capital stock
              consisting of 75,000,000 shares of common stock, par value $0.00002 per share, of which 10,330,610 shares are issued and outstanding and 5,000,000 shares of preferred stock, none of which are issued or outstanding. All of the shares of eVentures Stock have been validly issued, fully paid, are non-assessable, and were issued in compliance with any preemptive or similar rights and in compliance with applicable federal and state securities laws. All of the authorized, issued and outstanding Merger Sub Interests are owned and held by eVentures, and all of the issued and outstanding Merger Sub Interests have been duly authorized and validly issued and are fully paid and nonassessable, issued in compliance with any preemptive or similar rights and in compliance with applicable federal and state securities laws.

                     3.2.2.2.Other than the Proposed Placement, neither
              eVentures nor Merger Sub has any outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments to issue, or contracts or any other agreements obligating either eVentures or Merger Sub to issue, or to transfer from treasury, any shares of its capital stock or membership interests, as applicable, of any class or kind, or securities convertible into such stock or interests. No persons who are now holders of eVentures Stock or Merger Sub Interests, and no persons who previously were holders of eVentures Stock or Merger Sub Interests, are or ever were entitled to preemptive rights other than persons who exercised or waived those rights.

                     3.2.2.3.Other than the Transactions, there is no
              outstanding vote, plan, pending proposal or right of any person to cause any redemption of eVentures Stock or the merger or consolidation of Merger Sub with or into any other entity. Neither eVentures, Merger Sub, nor any of their respective Affiliates is under any obligation, contract or other arrangement to register any of its or their securities under federal or state securities laws.

                     3.2.2.4.There are no agreements, voting trusts, proxies or other agreements or understanding of any character, whether written or oral, among stockholders of eVentures with respect to or concerning the purchase, sale or transfer or voting of the eVentures Stock or any other security of eVentures.

                     3.2.2.5.Neither eVentures nor the Principal Stockholder has
              any legal obligations, absolute or contingent, to any other person or entity to sell the assets, or any capital stock or any other security of eVentures or any of its subsidiaries or affect any merger, consolidation or other reorganization of eVentures or any of its subsidiaries or to enter into any agreement with respect thereto, except pursuant to this Agreement, or any Related Agreement or the Proposed Placement.

                     3.2.2.6.The Principal Stockholder is the sole beneficial
              and record holder of the Transferred Shares. The Principal Stockholder holds the Transferred Shares free and clear of any Encumbrance of any kind whatsoever.

              3.2.3. Subsidiaries. The only subsidiary of eVentures is Merger Sub and such subsidiary does not hold any assets, conducts any business, or, prior to the execution hereof, have any liabilities or obligations whatsoever.

              3.2.4. Real Estate. Neither eVentures nor Merger Sub owns any real estate or any interest in any real estate.


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

              3.2.5. Authority Relative to the Closing Documents,
         Enforceability.

                     3.2.5.1. eVentures and Merger Sub have the requisite
              corporate power and authority to execute and deliver the Closing Documents and to consummate the Transactions. The execution and delivery of the Closing Documents by eVentures and Merger Sub, and the consummation by eVentures and Merger Sub of the Transactions, have been duly authorized by the Boards of Directors or Managers of each and no other corporate or other action on the part of eVentures or Merger Sub is necessary to authorize the execution and delivery by eVentures and Merger Sub of the Closing Documents and the consummation by them of the Transactions. The Closing Documents executed by eVentures and Merger Sub are the legal, valid and binding obligations of eVentures and Merger Sub, as the case may be, enforceable against them in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions. All persons who execute the Closing Documents on behalf of either eVentures or Merger Sub have been duly authorized to do so.

                     3.2.5.2.The Principal Stockholder is not suffering from any legal disability which would (a) prevent him from executing, delivering or performing his obligations under the Closing Documents or consummating the Transactions, (b) make such execution, delivery, performance or consummation voidable or subject to necessary ratification, and (c) require the signature or consent of any third party in connection therewith for the Transactions to be binding and enforceable against the Principal Stockholder and his property. The Closing Documents have been duly and validly executed and delivered by the Principal Stockholder and each constitutes the legal, valid and binding obligation of the Principal Stockholder, enforceable against him in accordance with their respective terms, except insofar as the enforcement thereof may be limited by the Insolvency/Equity Exceptions.

              3.2.6. Title to Assets. eVentures has good and marketable title in and to all of the assets and properties reflected in the most recent eVentures Financial Statements, plus all assets and properties purchased or acquired by eVentures since the date of that eVentures Financial Statement, less all assets and properties which eVentures has disposed of in the Ordinary Course of Business, which assets and properties are free and clear of any Encumbrance.

              3.2.7. Material Contracts. eVentures is not a party to or bound by any agreement or contract that should properly be disclosed and/or included as an exhibit to any of the eVentures SEC Documents.

              3.2.8. Labor Matters. There are presently no employment or consulting contracts with, or covenants against competition by, any present or former employees of eVentures or Merger Sub. Neither eVentures nor Merger Sub has any employees.

              3.2.9. Compliance with Other Instruments; Consents. Neither the execution of any Closing Document nor the consummation of the Transactions will conflict with, violate or result in a breach or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), or result in a termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any assets of eVentures or Merger Sub under any provision of the Certificate of Incorporation or Organization, Bylaws, Regulations, indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, decree, statute, ordinance, regulation or any other restriction of any kind or character to which eVentures or Merger Sub is bound.

              3.2.10. Financial Statements.

                      3.2.10.1. eVenture's audited financial statements (the
              "eVENTURES FINANCIAL Statements") for the years ended April 30, 1997, 1998 and 1999 and unaudited quarterly financial statements for the three month period ended July 31, 1999, copies of which have been delivered to



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



              IEOH, the IEOH Stockholders, the Purchasers and the Contributing Persons, are true and complete in all material respects, and have been prepared in accordance with GAAP for the period covered by such statements, and fairly present, in accordance with GAAP, the properties, assets and financial condition of eVentures, and results of its operations as of the dates and for the periods covered thereby. eVentures maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed with management's authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's authorizations and
              (d) the recorded accountability for assets if compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference. eVentures has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained books and records. There has been no material adverse change in the business operations, assets, properties, prospects or condition (financial or otherwise) of eVentures, taken as a whole, from that reflected in the eVentures Financial Statements.

                      3.2.10.2. As of the date hereof, eVentures does not have
              any debts, liabilities or obligations of any nature, whether accrued, absolute, unmatured, contingent, or otherwise, whether due or to become due, that are not fully reflected in the eVentures Financial Statements.

              3.2.11. Litigation. There are no legal, administrative, arbitration or other proceedings or claims pending against eVentures or Merger Sub, nor is eVentures or Merger Sub subject to any existing judgment which might affect the financial condition, business, property or prospects of eVentures or Merger Sub; nor has eVentures received any inquiry from an agency of the federal or of any state or local government about the Transactions, or about any violation or possible violation of any law, regulation or ordinance affecting its business or assets.

              3.2.12. Brokerage. No broker or finder has rendered services to eVentures in connection with the Transactions.

              3.2.13. Permits. eVentures does not have any Permits nor is it required to maintain any Permits.

              3.2.14. SEC Documents. eVentures has furnished or made available to IEOH, the IEOH Stockholders, the Purchasers and the Contributing Persons with a true and complete copy of each report, schedule, registration statement and proxy statement filed by eVentures with the SEC since January 1, 1987 (as such documents have since the time of their filing been amended, the "eVENTURES SEC Documents"), a list of which is attached as Schedule 3.2.14. eVentures has timely filed with the SEC all documents required to have been filed pursuant to the Securities Act and Section 15(d) of the Exchange Act. As of their respective dates, the eVentures SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such eVentures SEC Documents, and none of the eVentures SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of eVentures included in the eVentures SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; are accurate, complete and in accordance with the books and records of eVentures; have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the financial position of eVentures as and at the dates thereof and the results of its operations and cash flows for the periods then ended.


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

              3.2.15. Absence of Certain Changes or Events. Since the date of the latest eVentures Financial Statements and except for the Proposed Placement or as disclosed otherwise herein, eVentures has not (a) issued or sold any promissory note, stock, bond, option or other security of which it was an issuer or other obligor, (b) discharged or satisfied any Encumbrance or paid any obligation or liability, whether absolute or contingent, direct or indirect, (c) incurred or suffered to be incurred any liability or obligation whatsoever, (d) caused or permitted any Encumbrance to be created or arise on or in any of its properties or assets, (e) declared or made any dividend, payment or distribution to stockholders or purchased or redeemed or agreed to purchase or redeem any shares of its capital stock, (f) reclassified its shares of capital stock, (g) acquired any equity interest in any other entity, or (h) entered into any agreement or transaction except in connection with the execution and performance of this Agreement. Neither eVentures nor Merger Sub has entered into any agreement to do any of the foregoing action described in this Section 3.2.15.

              3.2.16. Taxes.

                      3.2.16.1. eVentures and Merger Sub either (a) have timely
              filed with the appropriate taxing authority all Tax and information returns required to have been filed by either eVentures or Merger Sub or (b) have timely filed for any required extensions with regard to such returns. All Taxes of either eVentures or Merger Sub have been paid (or estimated Taxes have been deposited) to the extent such payments are required prior to the date hereof or accrued on the books of eVentures. The returns were correct when filed.

                      3.2.16.2. There are no pending investigations of either
              eVentures or Merger Sub concerning any Tax returns by any federal, state or local Taxing authority, and there are no federal, state, local or foreign Tax liens upon any of eVenture's or Merger Sub's assets.

              3.2.17. Compliance with Law and Government Regulations. eVentures and Merger Sub are in compliance with, and are not in violation of, applicable federal, state, local or foreign statutes, laws and regulations (including without limitation, any applicable environmental, building, zoning or other law, ordinance or regulation) affecting eVentures, Merger Sub or either of its properties or the operation of its businesses. eVentures and Merger Sub are not subject to any order, decree, judgment or other sanction of any court, administrative agency or other tribunal.

              3.2.18. Trade Names and Rights. eVentures does not use any trade mark, service mark, trade name, or copyright in its business, nor does it own any trade marks, trade mark registrations or applications, trade names, service marks, copyrights, copyright registrations or applications. Except as set forth on Schedule 3.2.18, no person owns any trade mark, trade mark registration or application, service mark, trade name, copyright or copyright registration or application, the use of which is necessary or contemplated in connection with the operation of eVenture's business.

              3.2.19. No Disqualifying Orders. Neither eVentures, Merger Sub, the Principal Stockholder nor any of their affiliates, directors, officers or principals is subject to any disqualifying order under the "Bad Boy" provisions of the federal or any state's securities law. As used herein, "Bad Boy" provisions include Rule 262 of Regulation A, Rule 507 of Regulation D and other similar disqualifying provisions of federal and state securities laws.

              3.2.20. Bank Accounts. eVentures and Merger Sub maintain only the bank accounts listed on Schedule 3.2.20 hereto.

              3.2.21. HSR. Immediately prior to the Closing, the "Person" (as defined in the regulations issued by the Federal Trade Commission under the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) within which eVentures is included will have total assets (as shown on its last regularly prepared


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


         balance sheet) and annual net sales (as shown on its last regularly prepared annual statement of income and expenses) of less than $10 million.

              3.2.22. Transactions with Affiliates. Except as set forth on
         Schedule 3.2.22 hereto, neither (a) any director or officer of eVentures or Merger Sub, nor (b) the Principal Stockholder (or any member of their immediate family) nor (c) any Affiliate of either of the foregoing, in each such case either (i) is a party to any contract or other business arrangement or relationship of any kind with eVentures, or (ii) has an ownership interest in any business (corporate or otherwise) that is a party to, or in any property that is the subject of, business arrangements or relationships of any kind with eVentures (such arrangements, relationships or agreements listed in Schedule 3.2.22 being referred to as "AFFILIATE AGREEMENTS").

              3.2.23. Stock Price Manipulation. Neither eVentures nor the Principal Stockholder has taken (and none will take), directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of the eVentures Stock.

              3.2.24. Nasdaq SmallCap Market Eligibility. eVentures currently meets all eligibility requirements for listing on the Nasdaq Stock Market's SmallCap Market ("NASDAQ-SCM") except for such provisions requiring a minimum stockholder equity or minimum stock price for continued trading on the Nasdaq-SCM. eVentures shall take all necessary action to continue to maintain its eligibility for listing on the Nasdaq-SCM.

              3.2.25. Investment Company Act. eVentures is not, and upon completion of the Transactions will not be, subject to registration as an investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

              3.2.26. Integration. eVentures has not offered, sold or issued any shares of eVentures Stock during the six-month period preceding the Closing Date.

              3.2.27. SEC Correspondence. eVentures has not received any oral or written communication from the SEC concerning eVentures or its status as a "public-company."

              3.2.28. Full Disclosure. None of the representations and warranties made by eVentures, Merger Sub or the Principal Stockholder herein, or in any Closing Document furnished or to be furnished by them hereunder contains or will contain any untrue statement of material fact, or omits any material fact, the omission of which would be misleading.

         3.3. REPRESENTATIONS AND WARRANTIES OF INFINITY. Infinity hereby represents and warrants to eVentures that:

              3.3.1. Organization of Infinity. Infinity is a business corporation under the laws of the Island of Nevis, West Indies which was statutorily dissolved on June 14, 1999, and is currently in a phase of winding-up its affairs under applicable provisions of Nevis Law.

              3.3.2. Authorization. Pursuant to that Plan of Liquidation approved by the Board of Directors of Infinity, Infinity has the requisite corporate power and authority to execute and deliver the Closing Documents and to consummate the Transactions. The Closing Documents executed by Infinity are the legal, valid and binding obligations of Infinity, enforceable against Infinity in accordance with their respective terms, except insofar as its enforcement may be limited by the Insolvency/Equity Exceptions. All persons who execute the Closing Documents on behalf of Infinity have been duly authorized to do so.

              3.3.3. Title to Assets. Infinity has good and marketable title in and to the Contributing Persons' Assets owned by Infinity free and clear of any Encumbrance.

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eVENTURES GROUP, INC.

              3.3.4. Brokerage. No broker or finder has rendered services to Infinity in connection with the Transactions.

         3.4. REPRESENTATIONS AND WARRANTIES OF CONTRIBUTING PERSONS (OTHER THAN INFINITY). Each Contributing Persons (other than Infinity), on his or its own behalf but not on behalf of the other Contributing Persons, hereby represent and warrant to eVentures that:

              3.4.1. Authorization. Each of the Contributing Persons has the requisite power and authority to execute and deliver the Closing Documents and to consummate the transactions. The Closing Documents executed by each of the Contributing Persons are the legal, valid and binding obligations of each of the respective Contributing Persons, enforceable against each of the respective Contributing Persons in accordance with their respective terms, except insofar as its enforcement may be limited by the Insolvency/Equity Exceptions.

              3.4.2. Title to Assets. Each Contributing Persons has good and marketable title in and to the Contributing Person's Assets owned by each respective Contributing Person, free and clear of any Encumbrance.

              3.4.3. Axistel Contributions. For each Contributing Person that is a shareholder of Axistel, the Contributed Assets include all equity interests in, or options or other rights to acquire equity interests in, Axistel held by such Contributing Person, other than any options that are being exchanged for options to acquire shares of common stock of eVentures as provided in Section 5.4.5.

                                  ARTICLE IV.
               ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

         4.1. FILING WITH SECURITIES AND EXCHANGE COMMISSION. The parties recognize that eVentures may report the Transactions to the SEC on Form 8-K, and agree to cooperate in the preparation and filing of such report or any other filings to be filed with the SEC.

         4.2. BROKERS OR FINDERS. Each party agrees to hold the others harmless and to indemnify them against the claims of any persons or entities claiming to be entitled to any brokerage commission, finder's fee, advisory fee or like payment from such other party based upon actions of the indemnifying party in connection with the Transactions.

                                   ARTICLE V.
                               CLOSING DELIVERIES

         5.1. THE CLOSING. The Closing shall take place upon the execution of this Agreement by all parties and the delivery of the items to be delivered at Closing by each party hereto (unless such delivery has been waived by the party(ies) to have received such closing item), at the offices of Arter & Hadden LLP, 1717 Main Street, Suite 4100, Dallas, Texas 75201.

         5.2. DELIVERIES BY eVENTURES AND THE PRINCIPAL STOCKHOLDER. eVentures, Merger Sub and the Principal Stockholder hereby deliver to IEOH, the Purchasers and each of the Contributing Persons, as applicable, the following items:

              5.2.1. Certified Resolutions. To IEOH, each Purchaser and each Contributing Person, copies of the resolutions, certified by the Secretary or an Assistant Secretary of eVentures and Merger Sub, as applicable, dated on or before the date hereof (a) of the Board of Directors or Managers of eVentures or Merger Sub, as applicable, (i) authorizing the execution of this Agreement and the consummation of the transactions and other acts contemplated by this Agreement, (ii) adopting the Amended and Restated Bylaws of eVentures in the form attached as Appendix E, (iii) duly electing the persons set forth on
Schedule 5.2.1 to serve as directors of eVentures upon the

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eVENTURES GROUP, INC.

Closing, (iv) adopting the 1999 Stock Option Plan of eVentures in the form attached hereto as Appendix D (the "1999 OPTION PLAN"), (v) authorizing the option grants under the 1999 Option Plan to the persons listed on Schedule 5.2.1 upon the Closing; and (vi) authorizing, recommending and approving the Merger, and (b) of the Principal Stockholder of eVentures and members of Merger Sub, as applicable, (i) authorizing the Merger and (ii) adopting and approving the 1999 Option Plan.

              5.2.2. Charter Documents. To IEOH, each Purchaser and each Contributing Person, copies of (a) the Certificate of Incorporation of eVentures (as amended to authorize the issuance of "blank check" preferred shares) and Certificate of Formation of Merger Sub, each certified by the Secretary of State of Delaware, (b) the Amended and Restated Bylaws of eVentures in the form attached as Appendix E and as adopted by the Board of Directors of eVentures, and the regulations or operating agreement of Merger Sub, each certified by the Secretary or an Assistant Secretary of eVentures or Merger Sub, as applicable, and (c) good standing certificates and certificates of existence from the Secretary of State of Delaware, evidencing that eVentures and Merger Sub are in existence and in good standing under the laws of the State of Delaware.

              5.2.3. Account Transfer Documents. To Purchasers, all such instruments as may be necessary to authorize persons identified on Schedule
5.2.3 to become a signatory on the eVentures' bank account listed on Schedule 3.2.20.

              5.2.4. Registration Rights Agreement. To each IEOH Stockholder, Purchaser and Contributing Person, the Registration Rights Agreement in the form attached as Exhibit C, executed by eVentures.

              5.2.5. Transferred Shares. To each Purchaser, certificates representing the Transferred Shares, with stock powers duly endorsed in blank, representing the Transferred Shares that each Purchaser is entitled to receive as set forth on Schedule 1-A.

              5.2.6. Merger Shares. Upon the delivery to eVentures of a duly executed Letter of Transmittal by an IEOH Stockholder (which Letter of Transmittal may be presented at Closing), together with the IEOH Certificates, certificates representing the number of shares of eVentures Stock such IEOH Stockholder is entitled to receive pursuant to Section 2.5.1.1.

              5.2.7. Additional Shares. To each Contributing Person, the number of shares of eVentures Stock to be issued to such Contributing Person as set forth in Schedule 1-B, upon the delivery of the consideration to be provided by such Contributing Person set forth in Schedule 1-B.


              5.2.8. Certificate of Merger. The certificate or articles of Merger to be filed with the Registrar of Companies of the Island of Nevis, and the Secretary of State of Delaware, executed by Merger Sub.

              5.2.9. Resignations. A copy of the resignation of the existing director and officers of eVentures.

         5.3. DELIVERIES BY PURCHASERS. Each Purchaser hereby delivers to the Principal Stockholder and eVentures, as applicable, the following items:

              5.3.1. Corporate Approvals. To the Principal Stockholders, copies of the resolutions of the Board of Directors of each Purchaser that is a corporation, dated on or before the date hereof, authorizing the execution, delivery and performance of this Agreement, the terms of the Stock Purchase and the transactions contemplated in connection therewith, in each case certified by the Secretary or an Assistant Secretary of each such Purchaser.

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eVENTURES GROUP, INC.

              5.3.2. Purchase Price. To the Principal Stockholder, each Purchaser's pro rata portion of the Purchase Price, by wire transfer to the account set forth on Schedule 5.3.2, or by check payable to the order of the Principal Stockholder.

              5.3.3. Investment Letter. To eVentures and the Principal Stockholder, an Investment Letter, executed by each Purchaser.

              5.3.4. Stockholder Consent. To eVentures, a stockholder consent in the form attached as Appendix F, evidencing such Purchaser's approval, authorization and ratification of the 1999 Stock Option Plan.

         5.4. DELIVERIES BY CONTRIBUTING PERSONS. Each Contributing Person hereby delivers to eVentures the following items:

              5.4.1. Corporate Approvals. Copies of the resolutions of the Board of Directors of each Purchaser that is a corporation, dated on or before the date hereof, authorizing the execution, delivery and performance of this Agreement, the terms of Asset Purchase and the transactions contemplated in connection therewith, in each case certified by the Secretary or an Assistant Secretary of each such Contributing Person.

              5.4.2. Contributing Persons' Assets. The Contributing Persons' Assets to be contributed by each Contributing Person as set forth on Schedule 1-B attached hereto. To the extent that any Contributing Persons' assets consist of cash, such amounts shall be payable to eVentures by wire transfer to the account set forth in Schedule 5.4.2. To the extent that any Contributing Persons' Assets consist of shares of stock or other securities, the certificate evidencing such security shall be delivered to eVentures, together with stock powers, duly endorsed, to eVentures. To the extent that the Contributing Person's assets consist of notes or similar instruments, the original such instruments shall be delivered to eVentures, together with an endorsement thereon or an allonge thereto endorsing such instrument to the order of eVentures.

              5.4.3. Axistel Books and Records. The Contributing Persons who are shareholders of Axistel shall cause the books and records of Axistel to be delivered to eVentures.

              5.4.4. [RESERVED]

              5.4.5. Axistel Options. The Contributing Persons who are shareholders of Axistel hereby agree that all option plans and convertible securities of Axistel that remain unexercised as of the date of this Agreement are hereby exchanged by the Contributing Persons set forth on Schedule 5.4.5 for options, to purchase the number of shares of eVentures at the price and subject to the vesting schedule set forth in Schedule 5.4.5.

              5.4.6. [RESERVED]

              5.4.7. Investment Letter. An Investment Letter, executed by each Contributing Person.

              5.4.8. Letter of Transmittal. For each Contributing Person that is contributing securities to eVentures, a Letter of Transmittal, executed by each Contributing Person.

              5.4.9. Registration Rights Agreement. A Registration Rights Agreement, executed by each Contributing Person.

              5.4.10. Stockholder Consent. A written consent in the form attached as Appendix F evidencing such Contributing Person's approval, authorization and ratification of the 1999 Stock Option Plan.


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eVENTURES GROUP, INC.

         5.5. DELIVERIES BY IEOH. IEOH hereby delivers to eVentures the following items:

              5.5.1. Necessary Corporate Approvals. Copies of the resolutions of the Board of Directors of IEOH, dated on or before the date hereof, authorizing the execution, delivery and performance of this Agreement by IEOH and recommending; adopting and approving the Merger as fair to and in the best interests of an IEOH Stockholder, certified by the Secretary or an Assistant Secretary of IEOH.

              5.5.2. Redemption of IEOH Management Share. Evidence reasonably satisfactory to eVentures that the IEOH Management Share has been redeemed.

              5.5.3. Investment letter. The Investment letter, executed by each IEOH Stockholder.

              5.5.4. Registration Rights Agreement. The Registration Rights Agreement, executed by each IEOH Stockholder.

              5.5.5. Letter of Transmittal. The Letter of Transmittal, executed by each IEOH Stockholder.

              5.5.6. Stockholder Consent. A written consent in the form attached as Appendix F evidencing each IEOH Stockholder's approval, authorization and ratification of 1999 Stock Option Plan.

              5.5.7. Certificate of Merger. The certificate or articles of merger to be filed with the registrar of Companies of the Island of Nevis and the Secretary of State of Delaware, executed by IEOH.

         5.6. OTHER DELIVERIES. In connection with the Transactions, eVentures shall deliver the following items to the following persons:

              5.6.1. Stock Options. To the persons listed on Schedule 5.2.1, Option Agreements evidencing the grant of the options set forth in Schedule 5.2.1.

              5.6.2. Employment Agreements. To each of the persons listed on
Schedule 5.6.2, Employment Agreements in a form reasonably satisfactory to each such person, eVentures and Infinity.

              5.6.3. Repayment of Axistel Indebtedness. If upon the Closing eVentures has received $3.0 million or more in cash contributions for the purchase of equity securities of eVentures, eVentures shall cause Axistel to repay the $750,000 loan to Axistel from Infinity Emerging Holdings Subsidiary Limited.

         5.7. INFINITY CONTRIBUTION. On or before 5:00 p.m. on September 28, 1999, Infinity shall contribute to eVentures an amount of cash equal to no less than (a) $2 million, minus (b) the amount of cash contributed to eVentures prior to such time, and shall receive in exchange for such contribution shares of eVentures Common Stock at $2.00 per share.

                                  ARTICLE VI.
                 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION

         6.1. REPRESENTATIONS TO SURVIVE CLOSING. The representations and warranties of eVentures, Merger Sub, the Principal Stockholder, each Purchaser and each Contributing Person contained herein or in any document furnished pursuant hereto shall survive the Closing of the Transaction. Each party acknowledges and agrees that, except as expressly set forth in this Agreement or any Closing Document, no party has made (and no party is relying on) any representation or warranties of any nature, express or implied, regarding any or relating to any of the transactions contemplated by this Agreement.

                  6.2. INDEMNIFICATION. The Principal Stockholder and eVentures, jointly and severally, agree to and do hereby indemnify, and agree to defend and hold the Purchasers, the Contributing Persons, the IEOH Stockholders

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eVENTURES GROUP, INC.

and their respective directors, officers, employees, fiduciaries, agents and affiliates, and each other person, if any, who controls such persons, harmless against any claims, actions, suits, proceedings, investigations, losses, expenses, damages, obligations, liabilities, judgments, fines, fees, costs and expenses (including costs and reasonable attorneys' fees) and amounts paid in settlement of any pending, threatened or completed claim, action, suit, proceeding or investigation (collectively "LOSS" or "LOSSES") which arise or result from or are related to (i) any breach or failure of eVentures, Merger Sub or the Principal Stockholder to perform any of their covenants or agreements set forth herein or in the Closing Documents or (ii) the inaccuracy of any representation or warranty made by the Principal Stockholder, eVentures or Merger Sub contained herein or in the Closing Documents.

         6.3. ENFORCEMENT OF INDEMNIFICATION RIGHTS.

              6.3.1. Notification. Any person or entity seeking enforcement of indemnification rights hereunder shall notify each potentially liable person or entity of (a) any payment made in respect of any liability, obligation or claim to which the foregoing indemnity applies, (b) any Loss which such person or entity may sustain or incur, to which the foregoing indemnity relates, and (c) any claim made or suit filed against such person or entity or this Agreement. Such notification shall include a specific demand for indemnification and defense if such person or entity wishes to assert his or its indemnification rights hereunder.

              6.3.2. Disputes. If there is any dispute as to the right to indemnification and defense hereunder, the disputing party shall give the other party written notice of such dispute, specifying in detail the basis of the dispute, not later than 20 days after receipt of demand for indemnification.

              6.3.3. Time Limit. If there is no dispute as to the right to indemnification with respect to any such demand within such 20 day period, or upon resolution of any such dispute by the parties or by a court, the person or entity entitled to indemnification shall be promptly paid the amount of such demand, the amount agreed to by the parties or the amount ordered by a court.

              6.3.4. Litigation Procedure. If a party entitled to be indemnified pursuant to this Article VI notifies the other party of the commencement of an action against it, the party obligated to provide indemnification will be entitled, at his or its own expense, to (a) participate in, and (b) except in the case of a claim that relates to a tax liability, assume the defense of the action. If the indemnifying party wishes to assume the defense of that action, counsel selected by the indemnifying party shall be reasonably satisfactory to the indemnified party, and the indemnified party shall cooperate in all reasonable respects, at its cost and expense, with the indemnifying party and such counsel in the investigation and defense of such action and any appeal arising therefrom. After the indemnifying party shall notify the indemnified party of its election to assume the defense of any such action, the indemnifying party will not be liable to the indemnified party under this Article VI for any legal fees or other expense subsequently incurred by the indemnified party in connection with the defense thereof. Even if the indemnifying party should assume the defense of any such actions, the indemnified party shall have the right at its expense to participate in the defense thereof. If the indemnifying party assumes the defense of any such actions, it shall not settle or otherwise compromise any such action without the prior written consent of the indemnified party. If the indemnifying party should fail or refuse to assume the defense of any such action, the indemnifying party shall jointly and severally reimburse the indemnified party for the fees and expenses of counsel engaged by it to defend that action.

              6.3.5. Waiver of Rights of Contribution or Similar Rights. The Principal Stockholder hereby waives any rights of contribution or similar rights against eVentures arising from claims made against the Principal Stockholder arising hereunder, notwithstanding that any such liability or obligation is to be "joint and several" hereunder.

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eVENTURES GROUP, INC.

         6.4. REMEDIES CUMULATIVE. Persons or entities entitled to indemnification hereunder shall be entitled to such indemnification from time to time and shall be entitled to rely upon one or more provisions of this Agreement without waiving its right to rely upon any other provisions at the same time or any other time.

                                  ARTICLE VII.
                                  MISCELLANEOUS

         7.1. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed delivered if delivered by hand, by telecopier, by courier or mailed by certified or registered mail, postage prepaid, addressed as follows:

              IF TO eVENTURES OR THE PRINCIPAL STOCKHOLDER:
                       eVentures Group, Inc.
                       Attn:  Danny Wettreich
                       6959 Arapaho, Suite 122
                       Dallas, Texas  75248
                       Tel:  (972) 386-8907
                       Fax No.:  (972) 239-8581

              IF TO IEOH OR INFINITY:
                       c/o Loughran & Co.
                       Attn:  J. A. Loughran
                       38 Hertford Street
                       London WIY 7IG
                       ENGLAND
                       Tel.:   0171-355-2051
                       Fax No.:  0171-355-4975

              with copy to:
                       Arter & Hadden L.L.P.
                       Attn:  Victor B. Zanetti, Esq.
                       1717 Main Street, Suite 4100
                       Dallas, Texas  75201
                       Fax No.:  214.741.7139

              IF TO THE PURCHASERS:

              To the address set forth below each Purchaser's name on
              Schedule 1-A hereto.

              IF TO THE CONTRIBUTING PERSONS (OTHER THAN INFINITY):
              To the address set forth below each Contributing Person's name on Schedule 1-B hereto.

         7.2. ASSIGNABILITY AND PARTIES IN INTEREST. This Agreement shall not be assignable by any of the parties hereto without the consent of all other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         7.3. EXPENSES. Each party shall, except as otherwise specifically provided, bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of the Closing Documents and consummation of the Transactions.

         7.4. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas. Each of the parties hereto consents to the personal jurisdiction of



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


the federal and state courts in the State of Texas in connection with any action arising under or brought with respect to this Agreement.

         7.5. COUNTERPARTS. This Agreement may be executed as of the same effective date in one or more counterparts, each of which shall be deemed an original.

         7.6. HEADINGS. The headings and subheadings contained in this Agreement are included solely for ease of reference, and are not intended to give a full description of the contents of any particular Section and shall not be given any weight whatever in interpreting any provision of this Agreement.

         7.7. PRONOUNS, ETC. Use of male, female and neuter pronouns in the singular or plural shall be understood to include each of the other pronouns as the context requires. The word "and" includes the word "or". The word "or" is disjunctive but not necessarily exclusive.

         7.8. COMPLETE AGREEMENT. This Agreement, the Appendices hereto, and the documents delivered pursuant hereto or referred to herein or therein contain the entire agreement between the parties with respect to the Transaction and, except as provided herein, supersede all previous negotiations, commitments and writings.

         7.9. MODIFICATIONS, AMENDMENTS AND WAIVERS. This Agreement shall not be modified or amended except by a writing signed by each of the parties hereto. Prior to the Closing, either eVentures or the IEOH may amend any of the disclosure schedules referenced herein by giving the other party notice of such amendments. If such amended disclosures reveal material adverse information about the party making the change, the recipient of the information may terminate this Agreement without liability to the other party.

         7.10. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in any acceptable manner to the end that the Transactions are consummated to the extent possible.

         [SIGNATURE PAGES FOLLOWS]


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


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                         eVENTURES:

                                         eVENTURES GROUP, INC.


                                         By: /s/ DANNY WETTREICH
                                            ------------------------------------
                                         Name:   Danny Wettreich
                                              ----------------------------------
                                         Title:  President
                                               ---------------------------------

                                         MERGER SUB:

                                         eVENTURES HOLDINGS, L.L.C.


                                         By: /s/ DANNY WETTREICH
                                            ------------------------------------
                                         Name:   Danny Wettreich
                                              ----------------------------------
                                         Title:
                                               ---------------------------------



                                         IEOH:

                                         IEO HOLDINGS LIMITED


                                         By: /s/ JOHN A. BROOKS
                                            ------------------------------------
                                         Name:   John A. Brooks
                                              ----------------------------------
                                         Title:  President
                                               ---------------------------------



                                         INFINITY:

                                         INFINITY INVESTORS LIMITED


                                         By: /s/ JOHN A. LOUGHRAN
                                            ------------------------------------
                                         Name:   John A. Loughran
                                              ----------------------------------
                                         Title:  Director
                                               ---------------------------------


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 22 eVENTURES GROUP, INC.

         Continued from page 22

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                        PRINCIPAL STOCKHOLDER:


                                        /s/ MICK Y. WETTREICH
                                        ----------------------------------------
                                        MICK Y. WETTREICH, individually

--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 23 eVENTURES GROUP, INC.

         SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION BY AND AMONG EVENTURES GROUP, INC., EVENTURES HOLDINGS, L.L.C., IEO HOLDINGS LIMITED, INFINITY INVESTORS LIMITED, MICK Y. WETTREICH, THE PURCHASERS LISTED ON SCHEDULE 1-A, AND THE CONTRIBUTING PERSONS LISTED ON SCHEDULE 1-B HERETO

                                         PURCHASERS:

                                         INFINITY INVESTORS LIMITED


                                         By:   /s/ JAMES A. LOUGHRAN
                                            ------------------------------------
                                         Name:     James A. Loughran
                                              ----------------------------------
                                         Title:    Director
                                               ---------------------------------



                                         INFINITY EMERGING SUBSIDIARY LIMITED


                                         By:   /s/ PIERCE LOUGHRAN
                                            ------------------------------------
                                         Name:     Pierce Loughran for Dungate
                                                     Limited
                                              ----------------------------------
                                         Title:    Director
                                               ---------------------------------

                                         IEO INVESTMENTS LIMITED

                                         By: /s/ PIERCE LOUGHRAN
                                         NAME: Pierce Loughran for Dungate Ltd.
                                         TITLE: Director

                                         By:   /s/ STUART J. CHASANOFF
                                            ------------------------------------
                                         Name:     Stuart J. Chasanoff
                                              ----------------------------------


                                         By:   /s/ STEVEN R. LOGLISCI
                                            ------------------------------------
                                         Name:     Steven R. Loglisci
                                              ----------------------------------


                                         By:   /s/ TREVOR L. HUFFARD
                                            ------------------------------------
                                         Name:     Trevor L. Huffard
                                              ----------------------------------




                                         CONTRIBUTING PERSONS:


                                         INFINITY INVESTORS LIMITED


                                         By:   /s/ JAMES A. LOUGHRAN
                                            ------------------------------------
                                         Name:     James A. Loughran
                                              ----------------------------------
                                         Title:    Director
                                               ---------------------------------


                                         By:   /s/ MITCHELL C. ARTHUR
                                            ------------------------------------
                                         Name:     Mitchell C. Arthur
                                              ----------------------------------


                                         By:   /s/ WILLIAM S. CARROLL
                                            ------------------------------------
                                         Name:     William S. Carroll
                                              ----------------------------------


                                         By:   /s/ MICHAEL S. FISCUS
                                            ------------------------------------
                                         Name:     Michael S. Fiscus
                                              ----------------------------------


                                         By:   /s/ ANNETTE DICKSON
                                            ------------------------------------
                                         Name:     Annette Dickson
                                              ----------------------------------


                                         By:   /s/ SAMUEL LITWIN
                                            ------------------------------------
                                         Name:     Samuel Litwin
                                              ----------------------------------


                                         By:   /s/ CHARLES S. MURDOCK IV
                                            ------------------------------------
                                         Name:     Charles S. Murdock IV
                                              ----------------------------------


                                         By:   /s/ TOM BAINBRIDGE
                                            ------------------------------------
                                         Name:     Tom Bainbridge
                                              ----------------------------------


                                         By:   /s/ KEITH OSER
                                            ------------------------------------
                                         Name:     Keith Oser
                                              ----------------------------------


                                         By:   /s/ KEVIN J. LIDDY
                                            ------------------------------------
                                         Name:     Kevin J. Liddy
                                              ----------------------------------


                                         By:   /s/ JOHN S. ROBLING, JR.
                                            ------------------------------------
                                         Name:     John S. Robling, Jr.
                                              ----------------------------------


                                         By:   /s/ DANIEL E. STRYKER, JR.
                                            ------------------------------------
                                         Name:     Daniel E. Stryker, Jr.
                                              ----------------------------------


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION - PAGE 24 eVENTURES GROUP, INC.

                                  SCHEDULE 1-A

             LIST OF PURCHASERS, PURCHASE PRICE AND SHARE ALLOCATION

                                               NUMBER OF SHARES OF COMMON
                                             STOCK, $0.00002 PAR VALUE, IN
                      NAME OF PURCHASER     eVENTURES GROUP, INC., PURCHASED
                          (ADDRESS)             FROM MICK Y. WETTREICH

1.            Stuart Chasanoff                       45,000 shares
              6528 Mimosa Lane
              Dallas, Texas  75230

2.            Steve Loglisci                        150,000  shares
              eVolve Technology
              2920 N. Green Valley Parkway
              Building 3 Suite 321
              Henderson, NV  89014

3.            Trevor Huffard                         50,000  shares
              17 West 71st Street, Apt. 1B
              New York, NY  10023

4.            IEOH Shareholders:
              IEO Investments Limited             3,422,552 shares
                ("IEOIL")
              Infinity Emerging Subsidiary        2,515,255 shares
                Limited ("IESL")
              c/o Loughran & Co.
              38 Hertford Street
              London W1Y 7TG
              ENGLAND
                                                  ---------
                       Total                      5,937,807 shares


5.            Infinity Investors Limited          2,317,193 shares
              c/o Loughran & Co.
              38 Hertford Street
              London W1Y 7TG
              ENGLAND
                                                  ---------
              TOTAL                               8,500,000 shares
                                                  =========


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                  SCHEDULE 1-B

     LIST OF CONTRIBUTING PERSONS, CONTRIBUTED ASSETS AND SHARE ALLOCATIONS


                                                                                             NUMBER OF SHARES OF COMMON STOCK,
                                                                                              PAR VALUE $0.00002 IN eVENTURES
                                                  ASSETS CONTRIBUTED TO eVENTURES GROUP,         GROUP, INC., RECEIVED BY
              NAMES OF CONTRIBUTING PERSONS                INC., IN ASSET SALE                    CONTRIBUTING PERSON
              -----------------------------       --------------------------------------     ----------------------------------
1.             Infinity Investors Limited         a. 1,200 shares of stock in e.Volve;
               c/o Loughran & Co.                 b. Warrant No. 1; and
               38 Hertford Street                 c. 50% interest in the Debentures.                 5,682,807 shares
               London W1Y 7TG
               ENGLAND

2.             Samuel L. Litwin                   500 shares of stock in Axistel                     2,000,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

3.             Mitchell C. Arthur                 500 shares of stock in Axistel                     2,000,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

4.             Michael Fiscus                     500 shares of stock in Axistel                     2,000,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

5.             Steve Robling                      30 shares of stock in Axistel                        120,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

6.             Thomas Bainbridge                  30 shares of stock in Axistel                        120,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

7.             William Carroll                    15 shares of stock in Axistel                         60,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

8.             Annette Dickson                    3.75 shares of stock in Axistel                       15,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

9.             Charles Murdock                    7.5 shares of stock in Axistel                        30,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.


                                                                                             NUMBER OF SHARES OF COMMON STOCK,
                                                                                              PAR VALUE $0.00002 IN eVENTURES
                                                  ASSETS CONTRIBUTED TO eVENTURES GROUP,         GROUP, INC., RECEIVED BY
              NAMES OF CONTRIBUTING PERSONS                INC., IN ASSET SALE                    CONTRIBUTING PERSON
              -----------------------------       --------------------------------------     ----------------------------------

10.            Keith Oser                         3.0 shares of stock in Axistel                        12,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

11.            Daniel E. Stryker, Jr.             3.0 shares of stock in Axistel                        12,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

12.            Kevin Liddy                        3.0 shares of stock in Axistel                        12,000 shares
               Axistel Communications, Inc.
               One Evertrust Plaza, 8th Floor
               Jersey City, NJ  07302

                        Total                                                                       12,063,807 shares

--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 2.3.5

                          OFFICERS OF SURVIVING ENTITY

Fred Vierra                Chairman of the Board

Barrett Wissman            President and Chief Executive Officer

Stuart Chasanoff           Vice President, Chief Development Officer, General
                             Counsel and Secretary

Steve Robling              Vice President, Chief Financial Officer and
                             Assistant Secretary

Sam Litwin                 Managing Director of Communications Holdings

Mitch Arthur               Managing Director of Communications Holdings


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.1.3

                                IEOH INVESTMENTS

1.       e.Volve

o        50% interest in the Debentures

o        Warrant No. 2

o 1,200 shares of common stock (representing a 1/3 equity interest based upon the outstanding common shares as of August 31, 1999)

2.       Axistel

o        One Class B Share convertible into one Class A Common Share of Axistel;
         one Warrant exercisable for 1,449 Class A Common Shares for aggregate consideration of $3.5 million (which, when exercised and combined with the one Class B Share represents 50% of the outstanding common shares as of August 31, 1999)

o        $3.5 million principal balance promissory note

3.       i2v2.com

o 1,832,880 common shares purchased for $2.1 million on June 25, 1999, representing approximately 21% of the shares of outstanding common stock on a "fully diluted" basis at the time of purchase, and believed to represent approximately 17% of the outstanding common shares in a "fully diluted" basis as of August 31, 1999.



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.1.7

                             IEOH MATERIAL CONTRACTS

Debentures
Warrant No. 2

Securities Purchase Agreement between IEOH and i2v2.com and related documentation executed in connection therewith

Securities Purchase Agreement between IEOH and Axistel and related documentation executed in connection therewith
Securities Purchase Agreement between IEOH and Orix Global Communication, now known as e.Volve Technology Group, Inc. and related documentation executed in connection therewith




--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.1.10

                            IOEH FINANCIAL STATEMENTS


Axistel Communications, Inc.

 Balance Sheets as of December 31, 1998 (audited) and June 30, 1999 (unaudited). Statements of Operations for the year ended December 31, 1998 (audited) and six months ended June 30, 1999 (unaudited).

e.Volve Technology Group, Inc.

 Balance Sheets as of May 31, 1998 (audited) and February 28, 1999 (unaudited). Statements of Operations for the year ended May 31, 1998 (audited) and nine months ended February 29, 1999 (unaudited).


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.2.14

                             eVENTURES SEC DOCUMENTS

                                 (See Attached)

                           [ATTACH SEC FILING HISTORY]



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.2.18

                 eVENTURES EXCEPTIONS TO TRADE NAMES AND RIGHTS

         eVentures understands that other persons may be using or assert rights to the name eVentures or derivations thereof.


--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.2.20

                             eVENTURES BANK ACCOUNTS



North Dallas Bank & Trust, Preston Rd @ LBJ Frwy.
         Account No. 3103785




--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 3.2.22

                         eVENTURES AFFILIATE AGREEMENTS

Transfer Agent Agreement between eVentures, Inc. and Stock Transfer Company of America, Inc. dated February 15, 1988.



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 5.2.1

               DIRECTORS OF eVENTURES UPON CLOSING; OPTION GRANTS

                        eVENTURES DIRECTORS UPON CLOSING

                                   Fred Vierra
                                   Clark Hunt
                                 Barrett Wissman
                                   Mark Graham
                              Olaf-Guerrand Hermes

                         eVENTURES STOCK OPTIONS/GRANTS


                                       Name                                 Number                    Price
                                       ----                                 ------                    -----

         A.        Stuart Chasanoff (500,000 total)                         166,666                  $   2.50
                                                                            166,667                  $   5.00
                                                                            166,667                  $   7.50
         B.        Samuel L. Litwin                                         425,000                  $  10.00
         C.        Mitchell C. Arthur                                       425,000                  $  10.00
         D         Steve Robling                                            425,000                  $  10.00
         E.        New Grants to Existing Axistel Employees -                75,000                  $   2.50
                   see Schedule 5.4.5

                   Total                                                 1,850,000
                                                                         =========

                Options have 3 year vesting, with 1/3 vesting at the end of each year.


         Directors' Options


                                       Name                                 Number                    Price
                                       ----                                 ------                    -----

         A.        Fred Vierra (Chairman)                                   200,000                  $  10.00
         B.        Clark Hunt                                               100,000                  $  10.00
         C.        Barrett Wissman                                          100,000                  $  10.00
         D.        Mark Graham                                              100,000                  $  10.00
         E.        Olaf-Guerrand Hermes                                     100,000                  $  10.00
                                                                            =======
                                                                            600,000
                                                              [All are two year vesting, 50% at the end of each year]

                   Total Options

                   Employees                                              1,850,000
                   Directors                                                600,000
                                                                          ---------
                                                                          2,450,000
                                                                          =========



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 5.2.3

               AUTHORIZED SIGNATURES FOR eVENTURES' BANK ACCOUNTS

Barrett Wissman

Steve Robling

Stuart Chasanoff




--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 5.3.2

              WIRE TRANSFER INSTRUCTIONS FOR PRINCIPAL STOCKHOLDER





--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 5.4.2

              WIRE TRANSFER INSTRUCTIONS FOR INFINITY CONTRIBUTION



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 5.4.5

                           AXISTEL REPLACEMENT OPTIONS


AXISTEL EMPLOYEE                         OPTION SHARES IN eVENTURES*          EXERCISE PRICE
----------------                         ---------------------------          --------------

Annette Dickson                                  15,000                             $2.50
William Carroll                                  60,000                             $2.50




*        3 year vesting, with 1/3 vested at end of each year.



--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.

                                 SCHEDULE 5.6.2

             PERSONS TO RECEIVE EMPLOYMENT AGREEMENTS UPON CLOSING



eVentures (new Agreements)

Stuart Chasanoff
Steve Robling

Axistel (Amendments to existing agreements)

Samuel L. Litwin
Mitchell C. Arthur
Michael Fiscus

e.Volve (none)

Existing Employment and Consulting Agreements continue unchanged





--------------------------------------------------------------------------------
AGREEMENT AND PLAN OF REORGANIZATION
eVENTURES GROUP, INC.